Exhibit 99.1

NEWS RELEASE

PETROQUEST ENERGY ANNOUNCES PRIVATE EXCHANGE OFFERS AND CONSENT SOLICITATION AND ENTRY INTO COMMITMENT LETTER FOR FOUR YEAR $50 MILLION TERM LOAN FACILITY

LAFAYETTE, LA – August 25, 2016—PetroQuest Energy, Inc. (NYSE: PQ) announced today that it is commencing private exchange offers (the “Exchange Offers”) and a consent solicitation (the “Consent Solicitation”) to Eligible Holders (as defined below) for its outstanding 10% Senior Notes due 2017 (CUSIP No. 716748 AA6) (the “2017 Notes”) and its outstanding 10% Second Lien Senior Secured Notes due 2021 (CUSIP 716748 AE8 / U7167U AB0) (the “2021 Notes” and together with the 2017 Notes, the “Old Notes”) for up to (i) $280.295 million aggregate principal amount of its newly issued 10% Second Lien Senior Secured PIK Notes due 2021 (the “New Notes”), and (ii) 3,517,000 shares of its common stock (the “Shares”). The New Notes will have substantially identical terms to the 2021 Notes, except that the interest on the New Notes may be paid, at the option of the Company, at the rate of 1.00% per annum in cash and 9.00% per annum in kind (“PIK Interest”) for the first three (3) interest payments after issuance and is otherwise payable in cash at the rate of 10% per annum.

In connection with the Exchange Offers and Consent Solicitation, the Company entered into a commitment letter (the “Commitment Letter”) providing the Company with a commitment for a four-year multi-draw term loan facility in the aggregate principal amount of $50 million (the “Commitment Facility”), subject to certain conditions precedent, including approval by the Company’s board of directors and the successful consummation of the Exchange Offers and Consent Solicitation whereby at least 87% of the total outstanding aggregate principal amount of the Old Notes exchange for New Notes. The Commitment Letter expires if the Commitment Facility does not close on or before 11:59 p.m. (Pacific Standard Time) on October 21, 2016. The Company expects that the Commitment Facility will be secured by a first priority and perfected lien and security interest on substantially all of its, and certain of its subsidiary guarantors’, property and will replace the Company’s existing first lien bank credit facility, under which the Company’s borrowing base is currently $0.

The Exchange Offers and Consent Solicitation are being made upon the terms and subject to the conditions set forth in the Confidential Offering Memorandum and Consent Solicitation Statement (the “Offering Memorandum”) and related letter of transmittal and consent (the “Letter of Transmittal”), each dated August 25, 2016. PetroQuest has entered into support agreements with certain institutional holders, representing approximately 79% of the total aggregate principal amount of the Old Notes and who have participated in recent exchange transactions, in favor of the Exchange Offers and Consent Solicitation, which support agreements will not become effective until support agreements have been executed by holders that collectively hold no less than 87% of the total aggregate principal amount of the Old Notes.

The Exchange Offers and Consent Solicitation will expire at 11:59 p.m., New York City time, on September 22, 2016, unless extended (such date and time, as the same may be extended, the “Expiration Date”). For each $1,000 principal amount of Old Notes validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on September 8, 2016 (as it may be extended, the “Early Tender Date”), Eligible Holders will be eligible to receive the “Total Exchange Consideration” set forth in the table below, which includes the “Early Tender Premium.” For each $1,000 in principal amount of the Old Notes validly tendered after the Early Tender Date, Eligible Holders will be eligible to receive only the “Exchange Consideration” set forth in the table below.

The following table sets forth the exchange consideration for the Old Notes:

Title/CUSIP Number of Old Notes	Maturity Date	Aggregate Principal Amount Outstanding	Exchange Consideration(1)	Early Tender Premium(1)	Total Exchange Consideration(1)(2)
10% Senior Notes due 2017 / 716748 AA6	September 1, 2017	$135.6 million	$1,000 principal amount of New Notes	Portion of 3,517,000 shares of common stock on a pro rata basis with all Eligible Holders who validly tender 2017 Notes and 2021 Notes prior to the Early Tender Date, rounded down to the nearest whole share(3)	$1,000 principal amount of New Notes and portion of 3,517,000 shares of common stock on a pro rata basis with all Eligible Holders who validly tender 2017 Notes and 2021 Notes prior to the Early Tender Date(3)

10% Second Lien Senior Secured Notes due 2021 / 716748 AE8 / U7167U AB0	February 15, 2021	$144.7 million	$1,000 principal amount of New Notes	Portion of 3,517,000 shares of common stock on a pro rata basis with all Eligible Holders who validly tender 2017 Notes and 2021 Notes prior to the Early Tender Date, rounded down to the nearest whole share(3)	$1,000 principal amount of New Notes and portion of 3,517,000 shares of common stock on a pro rata basis with all Eligible Holders who validly tender 2017 Notes and 2021 Notes prior to the Early Tender Date(3)

(1)	For each $1,000 principal amount of Old Notes accepted for exchange.
(2)	Includes Early Tender Premium.
(3)	Assuming the valid tender (without valid withdrawal) of 100% of the total combined outstanding aggregate principal amount of the Old Notes prior to the Early Tender Date, each Eligible Holder would receive approximately 12.547495 shares of common stock for each $1,000 principal amount of Old Notes accepted for exchange, with the total aggregate amount of shares of common stock received by each such Eligible Holder rounded down to the nearest whole share. Assuming the valid tender (without valid withdrawal) of 90% of the total combined outstanding aggregate principal amount of the Old Notes prior to the Early Tender Date, each Eligible Holder would receive approximately 13.941661 shares of common stock for each $1,000 principal amount of Old Notes accepted for exchange, with the total aggregate amount of Shares of common stock received by each such Eligible Holder rounded down to the nearest whole share.

The New Notes will be fully and unconditionally guaranteed by certain subsidiaries of the Company. The New Notes will be secured equally and ratably with 2021 Notes not tendered and accepted for exchange in the Exchange Offers by second-priority liens on certain of the Company’s and the guarantors’ assets that secure indebtedness, including under the Company’s existing first lien secured bank credit facility. 2017 Notes that remain outstanding after the Exchange Offers and Consent Solicitation will be effectively subordinated to the New Notes to the extent of the value of the collateral for the New Notes.

In the Consent Solicitation, the Company is soliciting consents (the “Consents”) from holders of the 2021 Notes to certain proposed amendments to the indenture governing the 2021 Notes (the “2021 Notes Indenture”) and the registration rights agreement with respect to the 2021 Notes (the “2021 Registration Rights Agreement”), which amendments, if consented to, will, among other things, amend the 2021 Notes Indenture and the 2021 Registration Rights Agreement to (i) permit the Company to increase the principal amount of the New Notes or issue additional New Notes in connection with the PIK Interest feature of the New Notes; (ii) permit the Company to use the proceeds of a senior secured credit facility to purchase or redeem the 2017 Notes that remain outstanding after the Exchange Offers; (iii) broaden the categories of potential lenders eligible to provide credit facilities to the Company; (iv) make certain modifications with respect to the percentage of secured priority debtholders required to approve certain determinations under the collateral trust agreement; (v) permit the Company and the trustee for the 2021 Notes to amend the

2021 Notes Indenture without the consent of the holders of the 2021 Notes in order to provide for the issuance of the New Notes and the payment of PIK Interest; and (vi) obtain a waiver of any and all registration rights with respect to the 2021 Notes under the 2021 Notes Registration Rights Agreement. Holders of the 2021 Notes may not tender their 2021 Notes in the Exchange Offer with respect to the 2021 Notes without delivering the related Consents and such Holders may not deliver Consents in the Consent Solicitation without tendering their 2021 Notes in the Exchange Offer with respect to the 2021 Notes. Holders may revoke their Consents only by validly withdrawing the previously tendered 2021 Notes to which such Consents relate.

The closing of the Exchange Offers and Consent Solicitation is subject to, and conditioned upon, the satisfaction or waiver of conditions set out in the Offering Memorandum and Letter of Transmittal, including, among other things, the valid tender (without valid withdrawal) of at least 90% of the total combined outstanding aggregate principal amount of the 2017 Notes and the 2021 Notes, subject to the Company’s right to amend or terminate the Exchange Offers and Consent Solicitation prior to the Expiration Date. Tenders of Old Notes may be validly withdrawn at any time on or prior to 5:00 p.m., New York City time, on September 8, 2016, but not thereafter unless that date is extended by the Company or required by law.

The New Notes and the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or with any securities regulatory authority of any State or other jurisdiction. The New Notes and the Shares may not be offered or sold in the United States or to or for the account or benefit of any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Exchange Offers will be made, and the New Notes and the Shares are being offered and will be issued, only to holders of Old Notes (1) in the United States, who are “qualified institutional buyers” as defined in Rule 144A under the Securities Act (“QIBs”), in a private transaction in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof and (2) outside the United States, who are persons other than U.S. persons as defined in Rule 902 under the Securities Act in offshore transactions in compliance with Regulation S under the Securities Act. The complete terms and conditions of the Exchanges Offer and Consent Solicitation, as well as the terms of the New Notes and the Shares, are described in the Offering Memorandum and Letter of Transmittal, copies of which may be obtained by “Eligible Holders” by contacting D.F. King & Co., Inc., the information agent for the Exchange Offers and Consent Solicitation, at 48 Wall Street, 22nd Floor, New York, New York 10005, (212) 269-5550 (collect) or (800) 848-3409 (toll free) or via the following website: http://www.dfking.com/petroquest.

This news release does not constitute an offer to purchase the New Notes or the Shares or a solicitation of Consents to amend the 2021 Notes Indenture or the 2021 Registration Rights Agreement. The Exchange Offers and Consent Solicitation are made solely pursuant to the Offering Memorandum and Letter of Transmittal. The Exchange Offers and Consent Solicitation are not being made to holders of Old Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About the Company

PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in East Texas, Oklahoma, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

For further information, contact:	Matt Quantz, Manager - Corporate Communications
(337) 232-7028, www.petroquest.com

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including the timing of the settlement and the size of the Exchange Offers and Consent Solicitation; our ability to successfully close the Commitment Facility or receive any proceeds from draws thereunder; the volatility of oil and natural gas prices and significantly depressed oil prices since the end of 2014; our indebtedness and the significant amount of cash required to service our indebtedness; our ability to improve our liquidity position and refinance or restructure our indebtedness, including our remaining 2017 Notes; the potential need to sell assets or seek bankruptcy protection; our estimate of the sufficiency of our existing capital sources, including availability under our bank credit facility and the result of any borrowing base redetermination; our ability to post additional collateral to satisfy our offshore decommissioning obligations; our ability to hedge future production to reduce our exposure to price volatility in the current commodity pricing market; ceiling test write-downs resulting, and that could result in the future, from lower oil and natural gas prices; our ability to raise additional capital to fund cash requirements for future operations; limits on our growth and our ability to finance our operations, fund our capital needs and respond to changing conditions imposed by our bank credit facility and restrictive debt covenants; our ability to find, develop and produce oil and natural gas reserves that are economically recoverable and to replace reserves and sustain production; approximately 50% of our production being exposed to the additional risk of severe weather, including hurricanes, tropical storms and flooding, and natural disasters; losses and liabilities from uninsured or underinsured drilling and operating activities; changes in laws and governmental regulations as they relate to our operations; the operating hazards attendant to the oil and gas business; the volatility of our stock price; and our ability to meet the continued listing standards of the New York Stock Exchange with respect to our common stock or to cure any deficiency with respect thereto. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. The Company undertakes no duty to update or revise these forward-looking statements.